EXHIBIT 99.4


FOR IMMEDIATE RELEASE
April 11, 2003

                         FOR MORE INFORMATION CONTACT:

Sidney W. Emery, Jr., Chairman & CEO
(952) 937-4000
Thomas J. Minneman, Treasurer
(952) 937-4647
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MTS SELLS AUTOMATION DIVISION

Eden Prairie, Minn., April 11, 2003 - MTS Systems Corporation (NASDAQ: MTSC) today announced that it has completed agreements for the sale of its Automation Division based in New Ulm, Minnesota, to Parker Hannifin Corporation (NYSE: PH). Details of the transaction were not disclosed. Simultaneously, the Company reconfirmed its previous full year fiscal 2003 earnings per share guidance in the middle $0.80 range.

"While our resizing efforts for the division were on track, we determined that the motor and amplifier business was no longer strategic to the overall direction of the Company," said Sidney W. Emery, Jr., Chairman and CEO of MTS Systems Corporation. "Thus, divesting the division to a major market player results in a win/win situation; for our customers, the Automation Division's employees, Parker Hannifin and MTS. We will continue to focus on our core force and motion control products and markets where we have solid market positions and a breadth of opportunities for profitable growth."

"The custom motor business is one that we have admired for some time, so we're very pleased to add this high-value technology to our portfolio," said Parker Automation Group President Bob Bond. "The MTS product line complements our ability to be a leading automation- solution provider for a broad range of global machine builders. It expands our breadth of our product and channels to market, and enhances our ability to offer highly customized and innovative motion systems for premier customer service."

The Automation Division was reported as part of the MTS Factory Automation Segment. Its fiscal year 2002 revenue was $23.0 million and it had a loss in 2002 as a result of significant restructuring and inventory write-off costs.

The Company expects to have more information regarding the transaction at its upcoming conference call.

SECOND QUARTER CONFERENCE CALL

MTS will issue its second quarter results on Monday, April 21, 2003 after the market closes. A conference call will be held on Tuesday, April 22, at 11:00 a.m. CDT (Noon EDT). Call +1-712-257-2476; state the Passcode "Second Quarter" and conference leader "Chip Emery". Telephone re-play will be available through 6:00 p.m. CDT, May 22, 2003. Call +1-402-220-4147 and state the Passcode "4006."


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If you prefer to listen live over the Internet - please log on to the web at
http://www.mts.com/news/financial_news.htm and click on the Vcall webcast image. The webcast will be archived through 6:00 p.m. CDT, May 22, 2003.

ABOUT MTS SYSTEMS CORPORATION

MTS Systems Corporation is a global supplier of integrated simulation solutions that help customers accelerate and improve their design, development and manufacturing processes. MTS supplies products for determining the mechanical behavior of materials, products and structures - including computer-based testing and simulation systems, modeling and testing software, and consulting services - as well as products for automating manufacturing processes. MTS had 1,900 employees and revenue of $356 million for the fiscal year ended September 28, 2002. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

THIS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS" MADE PURSUANT TO THE SAFE HARBOR PROVISION OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, AS WELL AS ASSUMPTIONS, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL RESULTS AND THOSE PRESENTLY ANTICIPATED OR PROJECTED. IN ADDITION TO THE FACTORS DISCUSSED ABOVE, OTHER IMPORTANT RISK FACTORS ARE DELINEATED IN THE COMPANY'S SEC REPORTS, INCLUDING FORM 10-K FOR THE YEAR ENDED SEPTEMBER 28, 2002 AND SUBSEQUENT FORM 10-Q REPORTS FILED BY THE COMPANY.